Filed under Rule 424(b)(2), Registration Statement No. 333-183535

Preliminary Pricing Supplement No 15 - Dated Monday, March 25, 2013 (To: Prospectus dated August 24, 2012)

CUSIP	Principal	Selling	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Amount	Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
02006DBH3	[]	100.000%	0.750%	[]	Fixed	2.250%	Monthly	04/15/2015	05/15/2013	$2.56	No	Senior Unsecured Notes
Redemption Information: Callable at 100% on 4/15/2014 and Monthly thereafter with 30 Calendar Days Notice.
02006DBJ9	[]	100.000%	1.300%	[]	Fixed	3.150%	Monthly	04/15/2017	05/15/2013	$3.59	No	Senior Unsecured Notes
Redemption Information: Callable at 100% on 4/15/2014 and Monthly thereafter with 30 Calendar Days Notice.

Ally Financial Inc.	Offering Date: Monday, March 25, 2013 through Monday, April 1, 2013	Ally Financial Inc.
	Trade Date: Monday, April 1, 2013 @ 12:00 PM ET	Ally Financial Term Notes, Series A
Prospectus dated August 24, 2012
Settle Date: Thursday, April 4, 2013
Minimum Denomination/Increments:$1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc
Agents: Incapital, LLC, Citigroup, RBC Capital Markets, Morgan Stanley, J.P. Morgan

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.